UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 30, 2006
(Date of earliest event reported)

THE KROGER CO.
(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Number)

1014 Vine Street
Cincinnati, OH 45201
(Address of principal
executive offices)

Registrant's telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8—Other Events

Item 8.01 Other Events.

On June 29, 2006, the Company filed its Quarterly Report on Form 10-Q for its fiscal quarter ended May 20, 2006. In that Report, the Company disclosed, among other things, that its Ralphs Grocery Company subsidiary (“Ralphs”) expected to enter into an agreement that would include a plea of guilty to some of the charges contained in the indictment against Ralphs in the matter styled United States of America v. Ralphs Grocery Company, United States District Court for the Central District of California, CR No. 05-1210 PA.

On June 30, 2006, Ralphs entered into an agreement settling all matters related to the indictment. Under the terms of the agreement, which must be approved by the Court, Ralphs will plead guilty to five of the 53 counts in the indictment; these include violating Social Security and Internal Revenue Service record keeping laws, violating ERISA reporting laws, identity fraud, and one count of conspiracy to violate federal law. Ralphs has agreed to pay a fine of $20 million to the government and to create a $50 million restitution fund that will be administered by a Special Master appointed by the Court. In addition, Ralphs will be placed on probation for a period of three years.

If and when the Court approves the settlement, all remaining counts in the indictment will be dismissed. The agreement will resolve all pending and potential criminal claims against Ralphs related to this matter. In addition, a pending appeal at the National Labor Relations Board challenging the legality of the lockout by Ralphs of its employees during the strike will be dismissed.

While the Company can provide no assurance that the Court will approve the settlement, if the Court does approve the settlement the reserves established through the first quarter 2006 will fully cover Ralphs’ exposure in connection with these legal proceedings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

June 30, 2006	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel